Exhibit 10.15
TENBY PHARMA INC.
FORM OF AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EXECUTIVE EMPLOYEE AGREEMENT (“Agreement”) is entered into as of this ___  day of September, 2006, (the “Effective Date”), by and among [EXECUTIVE] (“Executive”), SIRION THERAPEUTICS INC., a North Carolina corporation (“Sirion”), and TENBY PHARMA, INC., a Delaware corporation (“Tenby” and together with Sirion, the “Company”).
     WHEREAS, Executive and Sirion entered into that certain Executive Employment by and between the Sirion and Executive dated July 1, 2006 (the “Original Employment Agreement”);
     WHEREAS, pursuant to that certain Contribution Agreement by and among Sirion, Tenby, and each shareholder of Sirion, all the shareholders of Sirion will contribute all their capital stock in Sirion to Tenby, a publicly traded shell company, in return for capital stock of Tenby;
     WHEREAS, the Company desires to continue to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for these services;
     WHEREAS, Executive wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits, including the benefits provided under this Agreement; and
     WHEREAS, the Executive, Sirion and Tenby desire to amend and restate, in its entirety, the Original Employment Agreement in order to add Tenby as a party and to make additional changes as reflected in this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and among the parties hereto as follows:
     1. EMPLOYMENT BY THE COMPANY.
          1.1 Scope of Employment. Subject to the terms set forth herein, the Company agrees to employ Executive to render full time services as Sirion’s [POSITION] and Tenby’s [POSITION] and in such other capacities as Tenby’s Board of Directors (“Board”) may reasonably assign. Executive hereby accepts employment based on the terms and conditions set forth herein effective as of the Effective Date. In this position, Executive shall perform such duties as are assigned by the Board. During Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company. Executive shall abide by the general employment policies and procedures of the Company, except that wherever the terms of this

Agreement may differ from or are in conflict with the Company’s general employment policies or procedures, this Agreement shall control.
          1.2 Effective Time; Original Employment Agreement. The time as of which Executive’s employment hereunder commences shall be on the date of, but immediately following the consummation of, the Contribution, and the effectiveness of this Agreement shall be contingent upon the consummation of the Contribution. The Original Employment Agreement shall remain in effect until the consummation of the Contribution and shall terminate thereupon. Unless and until the Contribution is consummate, the Original Employment Agreement shall remain in effect in accordance with its terms.
     2. COMPENSATION.
          2.1 Salary. For services to be rendered hereunder, Executive shall receive a base annual salary as set forth in Section 1 of the Compensation and Severance Terms Schedule, attached hereto as Exhibit A. Executive will be considered annually for increases in base salary. Any such increases will be subject to review and approval by the Compensation Committee of the Board and/or the Board, as appropriate.
          2.2 Bonus. Executive shall be eligible to participate in any and all Company bonus plans at the executive level. Notwithstanding the foregoing, no bonus is guaranteed to Executive. The Company shall have the sole discretion to determine whether Executive is entitled to any such bonus and to determine the amount of the bonus. Any bonus is subject to the approval of the Compensation Committee of the Board and/or the Board, as appropriate. The current target level of such discretionary bonus for Executive is set forth in Section 2 of Exhibit A attached hereto. The Company retains the authority to review, grant, deny or revise any bonus or target level in its sole discretion.
          2.3 Vacation, Holiday Pay and Sick Leave. Executive shall be entitled to four (4) weeks of paid vacation each year. Any earned but unused vacation shall be accrued and may be used by Executive in any subsequent year. Upon termination of Executive’s employment for any reason, Executive shall receive vacation pay of all earned but unused vacation, calculated at his base salary rate in effect at the time of termination. The Company shall also provide Executive with holiday pay and paid sick leave as provided by the Company to its other executive employees of comparable stature. Any earned but unused sick leave shall be accrued and may be used by Executive in any subsequent year; provided that, upon termination of Executive’s employment for any reason, Executive shall receive no pay or other compensation for any accrued but unused sick leave. Notwithstanding the foregoing, vacation, holiday pay and sick leave do not accrue while Executive is on unpaid leave.
          2.4 Standard Company Benefits. Executive shall receive all other employment benefits for which Executive is eligible under the terms and conditions of the standard Company benefits plans (e.g., health and disability insurance, 401(k) retirement plan, etc.) and other benefits and incentives which may be in effect from time to time and provided by the Company to employees at levels similar to Executive. Employment benefits, including but not limited to vacation, holiday pay, sick leave, paid insurance premiums, and other benefits do not accrue or continue during an unpaid leave, unless otherwise required by law.
     3. PROPRIETARY INFORMATION.
          3.1 Proprietary Information. Executive agrees that, during the Term and at all times following termination of this Agreement, for whatever reason, Executive shall: (i) take all steps necessary to hold the Proprietary Information in trust and confidence; (ii) not use such Proprietary Information in any manner or for any purpose except as expressly set forth in this Agreement; and (iii) not disclose any such Proprietary Information to any third party without first obtaining the Company’s express written consent on a case-by-case basis; provided, however, that nothing in this Section 4.1 shall prohibit Executive from making any disclosures to the extent legally required by a valid subpoena or order of a court or other governmental body having jurisdiction, provided that Executive notifies the Company in advance of any such required disclosure and uses commercially reasonable efforts to obtain, or to assist the Company in obtaining, a protective order preventing or limiting the disclosure and/or requiring that the Proprietary Information so disclosed be used only for the purposes for which the law or regulation required, or for which the order was issued.
          For purposes hereof, “Proprietary Information” means, without limitation, all of the following pertaining to the Company: (i) data or trade secrets, including policies, processes, techniques, formulas or other technical data; (ii) production and servicing methods; (iii) supplier lists; (iv) personnel lists; (v) customer and prospect lists; (vi) other proprietary information; (vii) financial or corporate records; (viii) operational, sales, promotional and marketing methods and techniques; (ix) development ideas, acquisition strategies and plans; (x) financial information and records; (xi) “know-how” and methods of doing business; and (xii) computer programs, including source codes and/or object codes and other proprietary, competition-sensitive or technical information or secrets developed with or without the help of Executive; but excluding information in the public domain, information already in the possession of Executive, and information obtain from third-parties through lawful means and otherwise not through a breach by such third-party of any obligations to the Company or another third party. Executive acknowledges that any such information or data he may acquire, produce, develop or learn of, was done so by reason of his relationship to the Company and with an expectation of confidentiality by the Company, and that all rights of use, ownership and possession of all such information lies solely with the Company.
          3.2 Third-Party Information. Executive understands that the Company has received and will in the future receive from third parties certain confidential or proprietary information relating to such third parties (collectively, “Third-Party Information”), subject to duties on the Company’s part to maintain the confidentiality of such Third-Party Information and to use such Third-Party Information only for certain limited purposes. Executive agrees to hold all Third-Party Information in confidence to the same extent as required of the Company and not to disclose to anyone (other than personnel of the Company) or to use, except in connection with Executive’s performance of Executive’s duties under this Agreement, any Third-Party Information.

     4. OUTSIDE ACTIVITIES.
          4.1 Activities. Except with the prior written consent of the Board, Executive will not during Executive’s employment with the Company undertake or engage in any other employment, self-employment, occupation, consulting, or other business enterprise, other than ones in which Executive is a passive investor. Without limiting the foregoing, Executive may not serve as a member of the board of directors of any public or private for-profit company, except with the prior written consent of the Board. Executive’s board memberships as of the Effective Date disclosed in writing by Executive to the Board are hereby approved. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder. Neither party will during Executive’s employment with the Company or thereafter publicly or privately disparage the other party (or in the case of the Company, any of its subsidiaries, or its or their respective past or present products, officers, directors, employees, agents or customers).
          4.2 Investments and Interests. During Executive’s employment by the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest which is adverse to or in conflict with the interests of the Company, its current and anticipated business or prospects, financial or otherwise. By way of clarification, nothing contained in this Agreement shall prevent Executive from holding, for investment purposes only, no more than one percent (1%) of the capital stock of any publicly traded company.
          4.3 Non-Competition. During Executive’s employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, employee, stockholder, partner, proprietor, associate, representative, consultant, contractor, or in any other capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever that competes with the Company, anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company.
     5. OTHER AGREEMENTS.
     Executive represents and warrants that Executive’s employment by the Company will not conflict with and will not be constrained by any prior agreement or relationship with any third party. Executive represents and warrants that Executive will not disclose to the Company or use on behalf of the Company any trade secrets or other confidential information of any third party in accordance with an agreement between the Company and any such third party. During Executive’s employment by the Company, Executive may use, in the performance of Executive’s duties, all information generally known and used by persons with training and experience comparable to Executive’s own and all information which is common knowledge in the industry or otherwise legally in the public domain.
     6. TERMINATION OF EMPLOYMENT.
          6.1 At Will Employment. Executive’s relationship with the Company is at will. The Company shall have the right to terminate Executive’s employment with the Company at any time with or without Cause and with or without advance notice.
          6.2 Termination by Company for Cause. The Company may terminate Executive’s employment for Cause at any time effective on written notice to Executive in the event of a termination for Cause, the Company’s sole obligation and liability to Executive shall be to pay Executive any unpaid salary, together with any unused vacation accrued to the effective date of such termination. Executive will not be entitled to severance benefits or any other compensation of any kind resulting from Executive’s termination for Cause. For purposes of this Agreement, “Cause” shall mean any of the following events, as determined by Company: (i) Executive’s conviction of any felony; (ii) Executive’s deliberate attempt to do injury to the Company; (iii) dishonest or fraudulent conduct by Executive; or (iv) Executive’s misconduct, gross negligence, material violation of Company policy, or material breach of this Agreement, which material breach Executive fails to correct within thirty (30) days after Executive is given written notice by the Board.
          6.3 Termination by Company Without Cause and Termination by Executive for Good Reason. The Company shall be entitled at any time to terminate Executive’s employment without Cause, effective upon written notice to Executive. The Executive shall be entitled to terminate Executive’s employment for Good Reason, effective upon written notice to the Company, provided that Executive tenders his resignation within sixty (60) days after the occurrence of the event which forms the basis for Executive’s termination for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any one of the following events: (i) any reduction of Executive’s then existing annual base salary; (ii) any reduction in the package of benefits and incentives, taken as a whole, provided to Executive (except that employee contributions may be raised to the extent of any cost increases imposed by third parties and that are applied to all Company employees) or any action by the Company which would adversely affect Executive’s participation or reduce Executive’s benefits under any such plans, except to the extent that such benefits and incentives of all other executive officers of the Company are similarly reduced (however, by no more than twenty-five percent (25%)); (iii) any material diminution of Executive’s duties, responsibilities, title, or reporting requirements, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by the Company immediately after such notice thereof is given by Executive; (iv) any material breach by the Company of its obligations under this Agreement; (v) any failure by the Company to obtain the express, written assumption of this Agreement by any successor or assign of the Company; or (vi) any requirement that Executive relocate to a work site that would increase Executive’s one-way commute distance by more than twenty-five (25) miles from Executive’s then principal residence, unless Executive accepts such relocation opportunity. If the Company terminates Executive’s employment at any time without Cause, or if Executive terminates his employment at any time for Good Reason, Executive shall be entitled to those severance benefits specifically set forth in Section 4 of the Compensation and Severance Terms Schedule, attached hereto as Exhibit A, and such other payments and benefits as may be provided elsewhere in this Agreement (e.g., payment for unpaid salary, accrued vacation, etc.).
          6.4 Executive’s Voluntary Resignation. Executive may terminate Executive’s employment with the Company at any time. In the event Executive voluntarily terminates Executive’s employment other than for Good Reason involving a Change in Control

Termination as provided in Section 7, the Company’s sole obligation and liability to Executive shall be to pay Executive any unpaid salary, together with any accrued, unused vacation, through the effective day of resignation. Executive will not be entitled to severance benefits or any other compensation of any kind resulting from Executive’s voluntary termination.
          6.5 Termination for Death or Disability. Executive’s employment with the Company will be terminated in the event of Executive’s death, or any illness, injury, disability or other incapacity that renders Executive physically or mentally unable to perform the essential duties of Executive’s job for more than 90 days. The Company acknowledges its obligations under all leave of absence laws, including the federal Family and Medical Leave Act, and, to the extent provided by these and other applicable laws, will provide reasonable accommodation for any known disability of an otherwise qualified employee, unless undue hardship would result. In the event that Executive’s employment with the Company is terminated for death or disability as described in this Section 6.5, Executive or Executive’s heirs, successors, and assigns shall not receive any severance benefits or other compensation other than payment of accrued salary and vacation and such other benefits as may be expressly required in such event by applicable law or the terms of applicable benefit plans.
          6.6 Cessation of Severance Benefits. If Executive violates any provision of Sections 3 or 4 of this Agreement, then, notwithstanding anything herein to the contrary, the Company shall have the right upon written notice to Executive to immediately cease payment of any severance benefits being provided to Executive, and Executive will not be entitled to any further compensation from the Company.
     7. CHANGE IN CONTROL
          7.1 Definition of “Change in Control.” For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:
               (a) The acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of the beneficial ownership of securities of Tenby or Sirion possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of Tenby or Sirion.
               (b) A merger or consolidation of Tenby or Sirion with any other entity, whether or not Tenby or Sirion, as applicable, is the surviving entity in such transaction, except for a transaction in which the holders of the outstanding voting securities of Tenby or Sirion, as applicable, immediately prior to such merger or consolidation hold as a result of holding Tenby or Sirion securities, as applicable, prior to such transaction, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of Tenby or Sirion, as applicable, or of the surviving entity (or the parent of the surviving entity) immediately after such merger or consolidation.
               (c) The sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of Tenby or Sirion; or

               (d) The approval by the stockholders of a plan or proposal for the liquidation or dissolution of Tenby.
               Notwithstanding the foregoing, the parties expressly agree that the following transactions shall not qualify as a “Change of Control” for purposes hereof:
               (e) The contribution of shares by the current shareholders of the Company (“Contribution”) to Tenby Pharma, Inc., a Delaware publicly shell corporation, or any other public shell corporation, as currently being contemplated by the shareholders of the Company.; or
               (f) The financing transaction between North Sound and Tenby Pharma, Inc. (or otherwise the parent corporation of the Company immediately following the Contribution as contemplated above).
          7.2 Termination After a Change in Control. In the event Executive’s employment with the Company is terminated without Cause, or Executive resigns for Good Reason, within twenty-four (24) months following a Change in Control (a “Change in Control Termination”), then Executive shall be eligible for severance benefits as set forth in Section 3.2 of Exhibit A, attached hereto. Executive may resign Executive’s employment for Good Reason so long as Executive tenders his resignation to the Company within sixty (60) days after the occurrence of the event which forms the basis for Executive’s termination for Good Reason.
          7.3 Termination Within Six-Months Preceding a Change in Control. In the event Executive’s employment with the Company is terminated without Cause or Executive resigns for Good Reason within six (6) months immediately preceding a Change in Control (a “Pre-Change in Control Termination”), then Executive shall be eligible for severance benefits such that Executive receives the same benefits as he would have otherwise received if the Change in Control had occurred as of the date of termination. Executive may resign Executive’s employment for Good Reason so long as Executive tenders his resignation to the Company within sixty (60) days after the occurrence of the event which forms the basis for Executive’s termination for Good Reason.
          7.4 Parachute Payments. In the event that the severance, acceleration of Equity Awards (as defined in Exhibit A) and other benefits provided for in this Agreement (“Agreement Benefits”), together with benefits otherwise payable to Executive, (i) constitute a “parachute payment” within the meaning of Section 280G (as it may be amended or replaced) of the Internal Revenue Code of 1986, as amended or replaced (the “Code”) and (ii) but for this Section 7.3, would be subject to the excise tax imposed by Section 4999 (as it may be amended or replaced) of the Code (the “Excise Tax”), then Executive’s Agreement Benefits shall be either:
               (a) provided to Executive in full, or
               (b) provided to Executive only as to such lesser extent that would result in no portion of such Agreement Benefits being subject to the Excise Tax.
whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such Agreement Benefits may be taxable under the Excise Tax.
Unless the Company and Executive otherwise agree in writing, any determination required under this Section 7.3 shall be made in writing in good faith by the Company’s independent certified public accounting firm or such other nationally or regionally recognized accounting firm selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. In the event of a reduction in benefits hereunder, Executive shall be given the choice, subject to approval by the Company, of which benefits to reduce; provided that such reduction achieves the result specified in clause (b) of this Section 7.3. For purposes of making the calculations required by this Section 7.3, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7.3. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.3.
     8. RELEASE. In exchange for the severance benefits referenced in this Agreement and in Exhibit A attached hereto to which Executive would not otherwise be entitled, in the event of a termination without Cause or a Change in Control Termination, Executive shall execute and enter in to a release of claims against the Company in the form provided by the Company (the “Release”) upon Executive’s termination of employment. Unless the Release is executed by Executive and delivered to the Company within the time limits specified in the Release, then notwithstanding anything herein to the contrary, Executive shall not receive any of the severance compensation or benefits provided under this Agreement; acceleration, if any, of Executive’s Equity Awards as provided in this Agreement shall not apply; and Executive’s Equity Awards in such event may be exercised following the date of Executive’s termination only to the extent provided under their original terms in accordance with the applicable equity plans and Equity Award agreements.
     9. GENERAL PROVISIONS.
          9.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon personal delivery (including, personal delivery by facsimile transmission) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll (which address may be changed by written notice).
          9.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability will not affect any other provision or any other jurisdiction, and such invalid or unenforceable provision shall be reformed, construed and enforced in such jurisdiction so as to render it valid and enforceable consistent with the intent of the parties insofar as possible.
          9.3 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
          9.4 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
          9.5 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
          9.6 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties or rights hereunder, without the written consent of the Company.
          9.7 Arbitration. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any controversy, claim or misunderstanding arising out of, or relating to including, but not limited to, any alleged breach of, default, compliance with or interpretation of any terms or provisions of this Agreement, shall be settled by arbitration. The arbitration proceedings shall take place in Tampa, Florida and shall be conducted, except as otherwise expressly set forth in this Agreement, in accordance with the rules, procedures and standards of the American Arbitration Association. The parties to the dispute may select one arbitrator if such parties can agree on a single arbitrator; otherwise each opposing party shall be entitled to select one arbitrator. These two arbitrators shall, in turn, select a third arbitrator. The first two arbitrators shall be chosen within twenty days after the party seeking arbitration delivers notice of same to the other party. If one of the parties fails to timely select an arbitrator, the arbitrator that was timely selected shall be the sole arbitrator, no others being appointed. If neither party selects an arbitrator within the twenty day time period, the first arbitrator selected thereafter shall be the sole arbitrator, no others being appointed. Where the parties each have properly and timely selected an arbitrator, such arbitrators shall have ten days from the end of the initial twenty day selection period to select a third arbitrator. In the event the arbitrators are unable to agree to a third arbitrator within such ten day period, either party may, upon the expiration of such period, petition the Senior Judge of the Thirteenth Judicial Circuit of Hillsborough County, Florida, or appointment of the third arbitrator. The arbitration shall proceed in accordance with any private rules of arbitration specified by the arbitrators, except that a vote of a majority of the arbitrators shall control. The arbitrators shall have all the power permitted arbitrators under the laws of the State of Florida and a judgment or award rendered by the arbitrators may be entered in any court having competent jurisdiction thereof. Any cost of arbitration shall be shared equally by the parties. The expenses of presenting each party’s case, including depositions, attorneys’ fees and witness fees shall be the sole cost of such party not subject to award by the arbitration. Executive understands that final and binding arbitration will be the sole and exclusive remedy for any such claim or dispute between him and the Company and its parent, subsidiary or affiliated companies or entities, and each of its and/or their employees, offices, directors or agents, and that, by agreeing to use arbitration to resolve such claims or disputes, both the Company and Executive agree to forego any right each may have had to a jury trial. Notwithstanding the foregoing, nothing in this Section 9.7 or in this Agreement shall prevent either Executive or the Company from seeking and obtaining injunctive relief in any court to prevent irreparable harm from any breach or threatened breach of the provisions of Sections 3 or 4 of this Agreement pending resolution of any arbitration hereunder. The provisions of this Section 9.7 shall survive the termination or expiration of this Agreement and termination of Executive’s employment and shall remain in full force and effect thereafter.
          9.8 Remedies. Executive’s duties under Sections 3 and 4.3 of this Agreement shall survive termination or expiration of this Agreement and termination of Executive’s employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of these Sections would be inadequate, and that such a breach would cause irreparable harm to the Company; and Executive therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.
          9.9 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Florida as applied to contracts made and to be performed entirely within Florida.
     10. TERM OF AGREEMENT. This Agreement shall become effective as of the Effective Date, provided however, that the term of employment hereunder shall not commence until the Effective Time (as provided in Section 1.2 hereof) and shall remain in effect through the period ending on the third anniversary of the Effective Date (the “Initial Term”) and shall automatically renew for successive one (1) year periods (the “Extended Term”) unless the Company, in its sole discretion with or without reason, provides written notice to Executive of non-renewal (a “Non-renewal Notice”) no later than sixty (60) days before the expiration date of the Initial Term or any Extended Term, in which case this Agreement shall expire upon such expiration date. As used herein, the “Term” shall mean the Initial Term and any Extended Term. Notwithstanding the foregoing, in the event a Change in Control occurs during the Term then the Term of this Agreement shall continue and may not be terminated by the Company (or any successor) until the expiration of twenty-four (24) months after the Change in Control (notwithstanding any Non-renewal Notice) unless consented to in writing by Executive and the Company. Expiration or termination of the Term of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, including but not limited to any obligation of the Company to pay the severance and other benefits to Executive hereunder for any termination without Cause or a Change in Control Termination which occurs prior to the expiration or termination of the Term of this Agreement. By way of clarification, a Non-renewal Notice shall not constitute a notice of termination of Executive’s employment and termination or expiration of the Term of this Agreement shall not constitute termination of Executive’s employment resulting in any obligation of the Company to provide the severance benefits hereunder. The Company has no obligation to pay severance benefits to Executive hereunder arising from any termination of Executive’s employment after the expiration or termination the Term of this Agreement in accordance with and pursuant to this Section 10. The provisions of Sections 3, 4, 9, 10 and 11 of this Agreement shall survive the expiration or termination of the Term of this Agreement.
     11. ENTIRE AGREEMENT. This Agreement, together with Exhibit A attached hereto, constitute the final, complete, and exclusive embodiment of the entire agreement between Executive and the Company regarding the subject matter hereof and supersede any prior agreement, promise, representation, or statement, written or otherwise, between Executive and the Company with regard to this subject matter. Without limiting the foregoing, the parties hereby terminate each and all currently effective severance and employment agreements and Executive hereby releases and forever waives any rights Executive may have against the Company under any such prior agreements. This Agreement is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company.
     12. RESIGNATION OF OTHER COMPANY POSITIONS. In the event of any termination of Executive’s employment with the Company, unless otherwise agreed to in writing by Executive and the Board, Executive shall be deemed to have resigned as of the date of such termination as an officer and/or director of the Company and any of its subsidiaries or affiliated companies for which Executive was serving in such capacities at the time of such termination. At the Company’s request, Executive agrees to execute concerning one or more such positions so held resignation letter(s) in the form provided by the Company evidencing the foregoing.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date above written.

THE COMPANY:

SIRION THERAPEUTICS, INC.

By:
Its:

TENBY PHARMA INC.

By:
Its:

EXECUTIVE:

[EXECUTIVE]

EXHIBIT A
COMPENSATION AND SEVERANCE TERMS SCHEDULE
     1. BASE SALARY
     For services to be rendered under this Agreement, Executive shall receive an annual gross base salary of                                         , payable in accordance with the Company’s standard payroll practices, and subject to adjustment as set forth in the Agreement.
     2. BONUS
     Executive’s annual bonus, if granted, shall be at a target level of up to fifty percent (50%) of Executive’s then current base salary.
     3. SEVERANCE BENEFITS
          a. Termination by Company Without Cause. If the Company terminates Executive’s employment at any time without Cause as defined by Section 6.3 of this Agreement, the Company shall provide the following severance compensation and benefits to Executive after the effective date of the Release referenced in Section 8 of the Agreement:
               (i) A severance payment equal to the sum of twelve (12) months of Executive’s then current base salary, payable (subject to Section 4 below of this Exhibit A) by the Company in a lump sum, less legally required withholdings, within thirty (30) days after the effective date of the release referenced in Section 8 of the Agreement;
               (ii) Health insurance premiums payable by the Company for continued health insurance coverage for Executive and all then currently insured dependents for up to twelve (12) months after the termination date of Executive’s employment, provided that Executive makes a timely election to continue such coverage under COBRA; and provided further that, the Company’s obligation to pay the monthly health insurance premiums for continued group medical insurance shall end when Executive becomes eligible for health insurance with a new employer, and Executive agrees to promptly notify the company in writing of any such eligibility.
               (iii) Outplacement services for one year, at the Company’s expense up to a maximum amount of twenty-five thousand dollar ($25,000.00) with a nationally recognized service selected by the Company.
Executive understands that Executive’s receipt of the severance compensation and benefits specified in this Section 3.1 is conditioned upon Executive’s execution of the Release referenced in Section 8 of the Agreement, and further understands that the above lists the only severance compensation and benefits to which Executive is entitled. Executive shall be entitled to all severance benefits set forth herein notwithstanding any subsequent employment.

1

          b. Change in Control of Termination. In the event of a Change in Control Termination as defined in Section 7.2 of the Agreement, the Company shall provide the following severance compensation and benefits to the Executive after the effective date of the Release referenced in Section 8 of this Agreement.
               (i) A severance payment equal to the sum of (i) twenty-four (24) months of Executive’s then current base salary and (ii) two (2) times Executive’s target bonus to be earned for the year in which termination occurs or two (2) times the bonus amount paid to Executive in the prior year, whichever is greater, payable (subject to Section 4 below of Exhibit A) by the Company in a lump sum, less legally required withholdings, within thirty (30) days after the effective date of the Release referenced in Section 8 of the Agreement.
               (ii) Health insurance premiums payable by the Company for continued health insurance coverage for Executive and all then currently insured dependents for up to twenty-four (24) months after the termination date of Executive’s employment, provided that Executive makes a timely election to continue such coverage under COBRA; and provided further that, the Company’s obligation to pay the monthly health insurance premiums for continued group medical insurance shall end when Executive becomes eligible for health insurance with a new employer, and Executive agrees to promptly notify the Company in writing of any such event of eligibility; and
               (iii) Outplacement services for one year, at the Company’s expense up to a maximum amount of twenty-five thousand dollars ($25,000.00), with a nationally recognized service selected by the Company; and.
               (iv) Any unvested and outstanding stock options, stock appreciation rights, phantom stock, restricted stock or other equity based compensation awards (collectively, “Equity Awards”) held by Executive shall become one hundred percent (100%) vested as of the termination date of Executive’s employment and any repurchase rights or other rights or restrictions of the Company shall immediately terminate. To the extent necessary to effect the intent of this Agreement with respect to the Equity Awards, the applicable provision of this Agreement and this Exhibit A shall be deemed an amendment to each agreement evidencing an Equity Award held by Executive.
Executive understands that Executive’s receipt of the severance compensation and benefits specified in this Section 3.2 is conditioned upon Executive’s execution of the Release referenced in Section 8 of the Agreement, and further understands that the above lists the only severance compensation and benefits to which Executive is entitled.
     4. SECTION 409A: DEFERRED COMPENSATION PLANS
          a. Key Employee. Notwithstanding any other provision of the Agreement and this Exhibit A, as determined in the sole discretion of the Company, if Executive is a “Key Employee” within the meaning of Section 416(i)(1) of the Code in the calendar year of Executive’s termination of employment with the Company, then the severance payment under Section 3.1(a) or Section 3.2(a) , as applicable, shall be payable no sooner than one hundred

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eighty-three (183) calendar days following the effective date of Executive’s termination.
          b. Section 409A Compliance. The intent of Executive and the Company is that the severance and other benefits payable to Executive under this Agreement not be deemed “deferred compensation” under Section 409A of the Code. Executive and the Company agree to use reasonable best efforts to amend the terms of this Agreement from time to time as may be necessary to avoid the material imposition of penalties and additional taxes under Section 409A(a)(1) of the Code; provided, however, any such amendment will provide Executive substantially equivalent economic payments and benefits as set forth herein and will not in the aggregate, materially increase the cost to, or liability of, the Company hereunder.

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